Exhibit 10.1

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

between

MOCON, INC.

and

VOLATILE ANALYSIS CORPORATION

dated as of

May 18, 2016

1.     TABLE OF CONTENTS

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

This Amended and Restated Asset Purchase Agreement (this “Agreement”), dated as of May 18, 2016, is entered into between MOCON, INC., a MINNESOTA corporation (“Seller”) and VOLATILE ANALYSIS CORPORATION., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the assets of Seller that are used exclusively in Seller’s business currently conducted in Round Rock, Texas which was formerly known as the “Microanalytics” business and which consists of the following activities: (a) analytical chemistry services, formulation, product development, and consulting, all as related to the identification of odors and aromas; (b) the design, development and sale of instruments related to the identification of odors and aromas, and (c) organic permeation testing work currently performed in the Round Rock Texas facility. (the “Business”) and Buyer wishes to assume certain of Seller’s liabilities related to the Business, all subject to the terms and conditions set forth herein;

WHEREAS, Buyer and Seller had previously executed two Asset Purchase Agreements, together with certain ancillary documents, for the sale of the Business by Seller to Buyer, one dated January 14, 2016 and one dated February 29, 2016 (the “Prior Asset Purchase Agreements”) and have mutually agreed to amend and restate certain terms and conditions of the Sale of the Business with the execution of this Amended and Restated Asset Purchase Agreement and further agree that the Prior Asset Purchase Agreements, together with the documents ancillary to the Asset Purchase Agreement are null and void and superseded in their entirety by this Amended and Restated Asset Purchase Agreement and ancillary documents;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01     Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the assets set forth on Section 1.01 of the disclosure schedules (“Disclosure Schedules”) attached hereto (the “Purchased Assets”), free and clear of any mortgage, pledge, lien, charge, security interest, claim, obligation, or other encumbrance (“Encumbrance”). Buyer and Seller agree that the Prior Asset Purchase Agreements are null and void, and of no force and effect, and superseded in their entirety by the terms and conditions of this Agreement, together with all referenced documents.

Section 1.02     Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any of the following (the “Excluded Assets”):

(a)     All of Seller’s cash;

(b)     All of Seller’s accounts receivable (including all of Seller’s accounts receivable arising out of the operation of the Business prior to the Closing);

(c)     Any software that is licensed under enterprise licenses of Seller, including all commercial software residing on the computers used by employees of the Business and other software that is not unique to the Business;

(d)     Any rights to the name “MOCON”; and

(e)     Any assets of Seller that are not used exclusively in the Business.

Section 1.03     Assumption of Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge the liabilities and obligations set forth on Section 1.03 of the Disclosure Schedules and those liabilities and obligations arising after the Closing (as defined herein) under the Purchased Assets or from the operation of the Business (collectively, the “Assumed Liabilities”). Other than the Assumed Liabilities, Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

Section 1.04     Purchase Price. The aggregate purchase price for the Purchased Assets shall be One Million Three Hundred Thousand Dollars (the “Purchase Price”). Buyer shall also pay to Seller, the amount of $2382.67, which amount represents the cost of health insurance coverage for the Employees of the Business for the month of June which cost shall be paid by Seller to the third party insurer. The Buyer shall pay the Purchase Price to Seller at the Closing (as defined herein) as follows:

(a)     $200,000 in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Seller prior to the Closing,

(b)     A Promissory Note in the principal amount of $300,000 due and payable on or before June 30, 2016. In the event that the principal amount of $300,000 is not paid by Buyer to Seller on June 30, 2016 in whole or in part, then the unpaid principal amount shall accrue interest at the rate of 4.5% commencing on the Closing Date, all as set forth in the form of the note attached hereto as Exhibit F; and

(c)     a Promissory Note in the principal amount of $802,382.67 payable over a term of twenty one months and ten days commencing on the Closing Date, which principal amount will be in 4 equal installments of $200,595.67 each, interest shall accrue at the rate of 4.5% per annum, payments of unpaid principal and accrued interest are payable semi-annually, and shall be made on November 30, 2016, February 28, 2017, August 31, 2017 and February 28, 2018, with no penalty for pre-payment, all as set forth in the form of note attached hereto as Exhibit A (the “Promissory Note”).

Section 1.05     Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) in accordance with Section 1.05 of the Disclosure Schedules and as agreed by their respective accountants, negotiating in good faith on their behalf. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

Section 1.06     Withholding Tax. . Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any applicable tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE II
CLOSING

Section 2.01     Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before May 18, 2016 (the date the closing occurs, the “Closing Date”) and shall occur remotely by the simultaneous exchange of electronic signatures and delivery of the items contemplated in Section 2.02. For the avoidance of doubt, the Closing Date shall be the date that Seller receives that portion of the Purchase Price defined in Section 1.04(a) above, in readily available cash in Seller’s bank account. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date. If a party does not deliver on May 18, 2016 its Closing Deliverables due at the Closing as set forth below, the other party can terminate this Agreement and then this Agreement shall be null and void except that such termination will not relieve the other party for its breach prior to such termination.

Section 2.02     Closing Deliverables.

(a)     At the Closing, Seller shall deliver to Buyer the following:

(i)      a bill of sale in the form of Exhibit B (the “Bill of Sale”), duly executed by Seller;

(ii)     an assignment and assumption agreement in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”), duly executed by Seller;

(iii)     an assignment in the form of Exhibit D hereto (the “Intellectual Property Assignments”), duly executed by Seller, transferring all of Seller’s right, title and interest in and to the patents and registered trademarks included in the Purchased Assets to Buyer;

(iv)     Copy of a receipt of disposal of any hazardous chemicals from an authorized disposal company; and

(v)      such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)     Seller shall provide redirects to addresses provided to seller by buyer of all content /web pages outlined in the schedule 1.01(C)-2 and all administrative passwords for content access on those pages.

(c)     At the Closing, Buyer shall deliver to Seller the following:

(i)      the portion of the Purchase Price that is payable in readily available cash;

(ii)     the Assignment and Assumption Agreement duly executed by Buyer;

(iii)     The Promissory Notes and Security Agreements, duly executed by Buyer; and

(iv)     such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual knowledge of any officer of Seller.

Section 3.01     Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Section 3.02     No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the articles of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. Seller will provide the necessary third party consent, approval or authorization to Buyer to transfer those contracts that are provided for Section 3.02 of the Disclosure Schedules, within thirty (30) days of Closing. As specifically agreed to by the parties, Seller has no obligation to obtain additional consents or approvals to transfer contracts or agreements from third parties which are included in the list of Purchased Assets.

Section 3.03     Title to Purchased Assets. Seller owns and has good title to the Purchased Assets, free and clear of Encumbrances.

Section 3.04     Condition of Assets. The tangible personal property included in the Purchased Assets is, to Seller’s knowledge, in good condition and is adequate for the uses to which it is being put, and none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.05     Inventory. All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories included in the Purchased Assets consists of a quality and quantity usable and salable in the ordinary course of business. Included in the Purchased Assets are the inventory items that were present in the Round Rock facility as of October 31, 2015 except for such consumable items acquired or consumed in the ordinary course of business since that date.

Section 3.06     Intellectual Property.

(a)     “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property (vii) case studies designs and/or content (viii) odor and/or aroma marketing materials and including email marketing pieces (ix) all web images and content for any odor and aroma pages on Mocon website, the MDGC website, and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing) and all the links for any of the pages that have current content related to the Business (to ensure Buyer’s ability to maintain search engine viability).

(b)     Section 3.06(b) of the Disclosure Schedules lists all Intellectual Property included in the Purchased Assets (“Purchased IP”). Seller owns or has adequate, valid and enforceable rights to use all the Purchased IP, free and clear of all Encumbrances. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP, or restricting the licensing thereof to any person or entity. With respect to the registered Intellectual Property listed on Section 3.06(b) of the Disclosure Schedules, (i) all such Intellectual Property is valid, subsisting and in full force and effect and (ii) Seller has paid all maintenance fees and made all filings required to maintain Seller’s ownership thereof.

(c)     Seller’s prior and current use of the Purchased IP has not and does not, to Seller’s knowledge, infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP. No person or entity is, to Seller’s Knowledge, infringing, misappropriating, diluting or otherwise violating any of the Purchased IP, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

Section 3.07     Assigned Contracts. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s knowledge, any other party thereto is in material breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Assigned Contract have been made available to Buyer and part of disclosure schedules. There are no disputes pending or threatened under any Assigned Contract.

Section 3.08     Compliance With Laws. Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets and the operation of the Business.

Section 3.09     Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) arising out of the operation of the Business; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.10     Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 4.01     Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02     No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03     Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action except as previously disclosed to Seller which includes the PPM provided.

Section 4.04     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE V
COVENANTS

Section 5.01     Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). Notwithstanding the above, the parties agree that the terms and conditions of the Confidentiality and Non-Disclosure Agreement executed by the parties effective March 28, 2014 shall remain in full force and effect according to its terms. Notwithstanding the above, the parties acknowledge that they have previously distributed a joint press release (a copy is attached as Exhibit E) and Buyer acknowledges that Seller will be filing a Form 8-K with the Securities and Exchange Commission.

Section 5.02     Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 5.03     Employee Matters. Buyer will make offers of employment, effective as of the Closing, to the employees of Seller who are dedicated to the Business, each of whom is listed on Section 5.03 of the Disclosure Schedules (the “Business Employees”). Such offers of employment and compensation will be based upon Buyer’s business practices and in accordance with all applicable laws. Seller will not intentionally take any actions that will discourage such employees from accepting the offers of employment with Buyer. Any Employees of the Business retained by the Buyer post-Closing shall be eligible for credit for the prior years of service with Seller if years of service are a consideration under any of the Buyer’s benefit or other programs at the time of the Closing.

Section 5.04     Non-Competition. Seller covenants and agrees that for a period of Four (4) years commencing on the Closing Date, Seller will not engage in the activities of the Business, anywhere in the world, (“Competitive Activities”); provided, however, that the foregoing shall not prohibit:

(a)     Seller from engaging in any of its existing or planned businesses (other than the Business); or

(b)     Seller from acquiring any company or business that engages in Competitive Activities provided that such activities do not constitute in excess of twenty-five percent (25%) of the revenues of the company or business to be acquired (based on the sales of such business during the preceding four (4) full calendar quarters). In the event that Seller does acquire a company or business that is engaged in the Competitive Activities, Buyer shall have a Right of First Refusal, for a period of twenty (20) days commencing on the date that Seller provides written notice (which is required within 15 days of Seller entering into a proposed acquisition agreement) to Buyer of the planned acquisition, to sign a non-binding Letter of Intent to indicate its intention to acquire that portion of the acquired company or business that constitutes the Competitive Activities (the “RFR”). Seller shall not unreasonably withhold its agreement to such Letter of Intent where such Letter Of Intent contains commercially reasonable terms. In principal, the Parties agree that the price of the RFR shall be determined on a prorated basis, based on the fraction which is equal to (i) the value of the Competitive Activities, divided by (ii) the acquisition price of the acquired company or business. This fraction shall then be multiplied by the acquisition price of the company or business to yield the RFR price. The RFR shall expire twenty (20) days after Seller delivers written notice of the acquisition to Buyer.

(c)     Seller from providing limited testing services related to and in support of Seller instrument sales.

Section 5.05     Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.06     Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

ARTICLE VI
INDEMNIFICATION

Section 6.01     Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 6.02     Indemnification By Seller. Subject to the other terms and conditions of this Article VI, Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers and employees from and against all third party claims, judgments, direct damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a)     any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder; or

(c)     any Excluded Asset or any liability of Seller that is not an Assumed Liability.

Section 6.03     Indemnification By Buyer. Subject to the other terms and conditions of this Article VI, Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, direct damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a)     any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder;

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder; or

(c)     any Assumed Liability.

Section 6.04     Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.05     Cumulative Remedies. The rights and remedies provided in this Article VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VII
MISCELLANEOUS

Section 7.01     Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the [third] day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	MOCON, INC. 7500 Mendelssohn Avenue, N. Minneapolis MN 55428 E-mail: don.demorett@mocon.com Attention: Donald N. DeMorett

with a copy to:	Fox Rothschild E-mail: PMartin@foxrothschild.com Attention: Phillip Martin

If to Buyer:	29750 US Highway 431 Grant, AL 35747 E-mail: kbazemore@volatileanalysis.com Attention: Katherine Bazemore President

with a copy to:	Young Law, LLC Red Mountain Law Group 2100 First Avenue North, Suite 600 Birmingham, AL 35203-4272 frank@younglawllc.com 205-254-1423

Section 7.03     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.05     Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. Notwithstanding the above, the terms and conditions of the Non-Disclosure and Confidentiality Agreement executed by the parties effective March 28, 2014 shall remain in full force and effect solely with respect to the subject matter thereof.

Section 7.06     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07     No Third-party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08     Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.09     Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

Section 7.11     Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Texas in each case located in the city of Round Rock and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 7.12     Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.13     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.14     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MOCON, INC.
By_____________________ Name: Title:

VOLATILE ANALYSIS CORPORATION
By ______________________ Name: Katherine (Kathy) Bazemore Title: President and CEO

Schedule 1.01

Purchased Assets

All assets of Seller used exclusively in the Business, including the following:

1.	All inventory items used or held for use exclusively in the Business;

2.

The equipment, tools, furniture, office equipment, computer hardware, supplies, materials, fixtures and other items of tangible personal property listed on Attachment 1.01-A and additionally all instruments currently on-site at MicroAnalytics including all the permeation instruments, instruments utilized by Don Wright and David Eaton, along with any other instruments on-site if they are not on the listing. It is warranted that no equipment has been removed since Volatile Analysis on-site inventory walk through in December 2015.

3.	All of Seller’s rights under the contracts listed on Attachment 1.01-B (the “Assigned Contracts”);

4.	All of Seller’s intellectual property and their associated rights described on Attachment 1.01-C;

5.	Prepaid expenses to the extent related exclusively to the Business;

6.	The goodwill to the Business; and

7.

All purchase orders, commercial paperwork, Statements of Work, lab reports, service orders and reports, sales or service contracts, invoices, information, books and records related primarily or exclusively to the Business, including any such files, computer discs and tapes, sales records, customer lists, supplier lists, manuals, and drawings except that Seller shall be allowed to make and retain copies of all Business Information and use the same to the extent necessary to prepare tax returns, prepare financial statements, make SEC filings and fulfill other obligations of Seller.